Exhibit 107

Calculation Of Registration Fee Tables

Form S-1

(Form Type)

Makara Strategic Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, and one redeemable warrant (2)	28,750,000 Units	$10.00	$287,500,000	$26,651.25
Shares of common stock included as part of the units(3)	28,750,000 Shares	—	—	—
Redeemable warrants included as part of the units(3)	28,750,000 Warrants	—	—	—
Total			$287,500,000	$26,651.25

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 3,750,000 units, consisting of 3,750,000 shares of common stock and 3,750,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.